Exhibit 10.1

JOINT VENTURE CONTRACT

Between

CDGM Glass Co., Ltd

And

LightPath Technologies, INC

FOR THE ESTABLISHMENT OF

LightPath CDGM (Chengdu) Optical Co. Ltd

2008

Chengdu Municipality, People’s Republic of China

TABLE OF CONTENTS

1.	DEFINITIONS	3

2.	PARTIES TO THE CONTRACT	7

3.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	7

4.	ESTABLISHMENT OF THE COMPANY	11

5.	PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE COMPANY	13

6.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL	14

7.	RESPONSIBILITIES OF THE PARTIES	17

8.	BUILDING AND UTILITIES	20

9.	INTERLLECTUAL PROPERTY AND LICENSING OF TECHNOLOGY	22

10.	PURCHASE OF EQUIPMENT MATERIALS	23

11.	SALES OF PRODUCTS	24

12.	BOARD OF DIRECTORS AND SUPERVISORS	24

13.	MANAGEMENT ORGANIZATION	32

14.	LABOUR MANAGEMENT	38

15.	ANNUAL OPERATING PLANS AND BUDGETS	40

16.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION	41

17.	FINANCIAL AFFAIRS AND ACCOUNTING	43

18.	BANK ACCOUNTS AND FOREIGN EXCHANGE	46

19.	CONFIDENTIALITY AND NON-COMPETITION	46

20.	DURATION OF THE COMPANY AND EXTENSION	49

21.	EARLY TERMINATION	50

22.	LIQUIDATION AND DISSOLUTION	51

23.	LIABILITY FOR BREACH OF CONTRACT	57

24.	INSURANCE	58

25.	FORCE MAJEURE	59

26.	APPLICABLE LAW	60

27.	DISPUTE RESOLUTION	60

28.	MISCELLANEOUS	61

SCHEDULES

Schedule 1	Contributions of Parties and Terms Thereof

Schedule 2	List of Products of the Company

PRELIMINARY STATEMENT

THIS JOINT VENTURE CONTRACT is entered in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures (hereinafter collectively referred to as the “Joint Venture Law”) and other relevant and officially promulgated Chinese laws and regulations between:

CDGM Glass Co., Ltd (hereinafter referred to as “Party A”);

AND

LightPath Technologies, INC. (hereinafter referred to as “Party B”).

LightPath Technologies, INC.

Parry A and Party B may hereinafter be referred to individually as a “Party” or collectively as the “Parties”. The Parties hereby agree to establish an equity joint venture company at No 32 Xi Xin Avenue, High-New West Zone, Chengdu Municipality, Sichuan Province, the People’s Republic of China, on the basis of the principles of equality and mutual benefit.

The Parties hereby agree as follows:

1.	DEFINITIONS

Unless the terms of this Joint Venture Contract otherwise provide, the following terms shall have the meanings set forth below:

“Company” shall mean LightPath CDGM (Chengdu) Optical Co. Ltd., the equity joint venture company established by the Parties pursuant to the Joint Venture Law, other relevant and officially promulgated laws and regulations of the PRC, and this Contract.

“Affiliate”, with respect to a -Party, shall mean any corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the Company; a person or entity shall be deemed to “control” another person or entity if the former possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the latter.

“Assist” or “Assistance” shall mean, respectively, to actively and aggressively-support and implement, or the active and aggressive support and implementation of, an activity or application with full intent and commitment to obtain the results sought by the Party or the Company which is being assisted.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Building” shall mean the building of approximately 4400 square meters (4400 m2), that is released by the Company with assistance by Party A as evidenced by the Building Ownership Certificate and that is located at No 32 Xi Xin Avenue, High-New West Zone, Cheng du Municipality, Si Chuan Province.

“Business License” shall mean the business license to be issued to the Company by the Chengdu Municipal Administration Bureau for Industry and Commerce.

“Chairman” shall mean the chairman of the Board of Directors of the Company.

“China” or the “PRC” shall mean the People’s Republic of China.

“Confidential Information” shall mean technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, whenever designated as “Confidential” by Party A or Party B or their Affiliates and provided by Party A, Party B or their Affiliates in connection with the establishment of the Company and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was in its possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party And was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party.

“Contract” shall mean this Joint Venture Contract.

“Director” shall mean a member of the Board of Directors.

“Effective Date” shall mean the day on which this Contract has been approved by all of the following parties, whichever occurs later: (i) each Party; and (ii) the Examination and Approval Authority.

“Establishment Date” shall mean the date on which the Business License of the Company is issued.

“Examination and Approval Authority” shall mean the relevant Chinese authority in Chengdu as is duly authorized by law to approve this Contract.

“Event of Force Majeure” shall mean any event, foreseeable or unforeseeable, the consequences of which are reasonably unavoidable or beyond the reasonable control of a Party, and which prevents total or partial performance of a non-payment obligation under this Contract by such Party.

“Foreign Exchange” shall mean any foreign currency except RMB which can be freely exchanged, converted, or traded in the open international currency market.

“Initial Contribution Date” shall mean the mutually convenient date determined by the Parties in accordance with this Contract on which the Parties shall simultaneously contribute in full their respective initial contributions to the registered capital of the Company in the amounts set forth in Schedule 1 hereof.

“Joint Venture Term” shall mean the duration of the Company as provided for in Article 21 hereof in this contract.

“Raw Materials” shall mean raw glass and glass preforms for ground and polished lenses, as well as, molded glass applications. Typical configurations of preforms are bi-convex, plano-convex, spherical and plano-plano.

“Management Personnel” shall mean the General Manager, Deputy General Manager and such other senior personnel positions of the Company that are designated as Management Personnel positions by the Board from time to time.

“Product” or “Products” shall mean lenses with diameter less than 20mm to be manufactured by the Company as more particularly described in Schedule 2 hereto, as such schedule may be amended or modified by the Board from time to time.

“Renminbi” or “RMB” shall mean the lawful currency of the PRC.

“Three Funds” shall mean, collectively, the Company’s reserve fund, bonus and welfare fund and enterprise expansion fund.

“United States Dollars” or “US$” shall mean the lawful currency of the United States of America.

“Working Personnel” shall mean all employees and staff of the Company other than Senior Management Personnel and members of the Board.

2.	PARTIES TO THE CONTRACT

The Parties to this Contract are as follows:

(a)	CDGM Glass Co., Ltd, a company registered with the Chengdu_Municipal Administration of Industry and Commerce (Business License No. 5101001810292) and with its legal address at No 6 South Jianshe Zhi Road, Chengdu City, Sichuan Province, PRC.

The legal representative of Party A is:

Name:	Li Zong Qiao

Position:	Chairman

Nationality:	People’s Republic of China

(b)	LightPath Technologies, INC, a company organized and existing under the laws of United States with its registered office at 2603 Challenger Tech Court, Suite 100 Orlando, Florida, US.

The legal representative of Party B is:

Name:	Robert, Ripp

Position:	Chairman

Nationality:	American

3.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1	Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

(a)	Party A is a company duly organized and validly existing under the laws of the PRC and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of the PRC.

(b)	Party A has submitted to Party B a valid, true and complete copy of its current business license bearing a current annual inspection seal from the relevant administration for industry and commerce.

(c)	Party A has taken all appropriate and necessary corporate action to (i) empower its legal representative or such other duly authorized representative whose signature is affixed hereto and thereto to sign this Contract, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, and (iii) authorize the performance and observance of the terms and conditions hereof and thereof.

(d)	Party A has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts contemplated herein to which it is a Party and to observe and perform its obligations hereunder and thereunder; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority or other examination and approval authority before the same may become effective.

(e)	Except the litigation known by Party B, No litigation, arbitration or administrative proceeding is currently taking place or pending or, to the best knowledge of Party A or its relevant Affiliates, threatened against Party A or its relevant Affiliates. Furthermore, neither Party A nor any of its relevant Affiliates is in violation of any law, regulation, government directive whether having force of law or not, or in default under any judgment, order, authorization, agreement or obligation applicable to the business of Party A or its relevant Affiliates.

(f)	Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of Party A enforceable against Party A in accordance with its terms.

(g)	Party A’s execution; delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of Party A or its relevant Affiliates, or currently effective law, regulation or decree of China that may be applicable to any aspect of the transactions contemplated hereunder.

(h)	All information supplied to Party B by Party A in relation to this Contract, including information concerning the business and financial status of Party A or its relevant Affiliates and any assets, inventories and outstanding contractual arrangements with their respective suppliers and customers, is true and correct in all material respects, whether any of the same has been verified or audited by an independent third party or not.

(i)	Party A has shared to date and shall continue to share with Party B copies of all PRC government open documents concerning this Contract and the other contracts and documents set forth herein and therein as soon as said documents come into its possession.

3.2	Representations and Warranties of Party B

Party B hereby represents and warrants to Party A as follows:

(a)	Party B is a company duly organized, validly existing and in good standing under the laws of United States.

(b)	Party B has submitted to Party A a valid, true and complete copy of its certificate of incorporation.

(c)	Party B has taken all appropriate and necessary corporate action (i) to empower its duly authorized representative whose signature is affixed hereto or thereto to sign this Contract and all of the contracts contemplated herein to which it is a party, (ii) authorize the execution and delivery of this Contract and all of the contracts contemplated herein to which it is a party, (iii) to authorize the performance and observance of the terms and conditions hereof and thereof.\

(d)	Party B has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Contract and all of the contracts referred to herein to which it is a party; provided, however, that this Contract shall be subject to the approval of the Examination and Approval Authority before the same may become effective.

(e)	Upon the approval of the Examination and Approval Authority, this Contract shall constitute the legal, valid and binding obligation of Party B enforceable against Party B in accordance with its terms.

(f)	Party B’s execution, delivery and performance of this Contract or any of the other contracts contemplated herein will not violate any of their constitutive documents, any other agreement or obligation of Party B or its relevant Affiliates, or currently effective law, regulation or decree of the United States that may be applicable to any aspect of the transactions contemplated hereunder.

(g)	Except the litigation already known by Party A, no litigation, arbitration or administrative proceeding is currently taking place or pending or, to the best knowledge of Party B or its relevant Affiliates, threatened against Party B or its relevant Affiliates. Furthermore, neither Party B nor any of its relevant Affiliates is in violation of any law, regulation, government directive whether having force of law or not, or in default under any judgment, order, authorization, agreement or obligation applicable to the business of Party B or its relevant Affiliates.

3.3	Prior Obligations. The Company shall not be liable or have any responsibility whatsoever for any obligations or liabilities not concerning to this Contract of a Party that existed on or were incurred prior to the Effective Date.

4.	ESTABLISHMENT OF THE COMPANY

4.1	Establishment of the Company

In accordance with the Joint Venture Law and other relevant and officially promulgated PRC laws and regulations, the Parties hereby agree to establish the Company pursuant to the terms of this Contract. The Company shall be a legal person under the laws of the PRC subject to the protection and jurisdiction of PRC law.

4.2	Name and Address of the Company

(a)	The name of the Company shall be “LightPath CDGM (Chengdu) Optical Co. Ltd.” in English and in Chinese. “LightPath CDGM (Chengdu) Optical Co. Ltd.”

(b)	The legal address of the Company shall be No 32 Xi Xin Avenue, High-New West Zone, Chengdu Municipality, Sichuan Province, the People’s Republic of China.

4.3	Change of Name.

The Company shall immediately change its name by removing therefrom the tradename “LightPath” or without replacing it with any similar trade names, words or expressions when this Contract or the Company is terminated. If as a result of any change in the laws or regulations of China, (i) Party B’s participation in the registered capital of the Company at any time during the existence of this Contract falls below fifty percent (50%); or (ii) Party B’s representatives no longer have the power to appoint a majority of the Board of Directors of the Company, then Party B has the right to decide whether withdraw its name from the Company or not. Without Party A or Party B’s prior consent, Party A or Party B undertakes not to continue or take over the Company’s business using the tradename “LightPath” or CDGM or any similar words or expressions.

4.4	Limited Liability Company

The Company shall be a limited liability company. The liability of each of the Parties for the obligations, liabilities, debts and losses of the Company shall be limited to that Party’s obligation to make its respective contribution to the registered capital of the Company within the period required by Chinese law. Unless it has agreed otherwise in a separate agreement with a third party, a Party shall not be liable for any obligations or liabilities of the Company. Creditors of the Company shall have recourse only to the assets of the Company and shall not have any claim against the Parties for the obligations of the Company, and in case any creditor of the Company brings any action or claim against any Party for any act of omission of the Company, the Company shall defend, at its cost, such Party and hold harmless such Party against such claims or actions or any loss or expenses incurred thereby. Any Party shall not be required to provide any further funds to or on behalf of the Company beyond the amount contributed by the Party under this Contract.

4.5	Profits and Losses

The Parties shall share the profits, losses and risks of the Company in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the Company.

4.6	No Agency Relationship

Neither Party is the agent of the other Party nor does either Party have any power to bind the other Party or to assume or to create any obligation of responsibility, express or implied, on behalf of the other Party in the other Party’s name. Neither this Contract nor any of the other contracts contemplated herein shall be construed as constituting Party A and Party B as partners or as creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other.

4.7	Other Contracts

(i) the Company, Crystal Technology and Party A shall duly execute the Plant Lease Contract ; and (ii) the Company, Party A and Party B shall duly execute the Technology License Contract; and (iii) the Company and Party A shall duly execute the Raw Materials Supply Agreement.( the Company has the right to make inquiry from other resource) (iv) The company and Party B shall duly execute the Equipment Purchase Contract.

4.8	Branches and Subsidiaries

The Company may establish branch offices and/or subsidiaries in the PRC upon the approval of the Board of Directors and, if necessary, the Examination and Approval Authority and the relevant local government departments.

5.	PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE COMPANY

5.1	Purposes and Scope of the Company

The purpose and scope of business of the Company shall be to develop, mold and manufacture the Aspheric Lenses and Assemble Modules for visible imaging applications is Cell Phones and digital Cameras (the “Products’) and other optical products, to sell and distribute the Products in Chinese domestic and international markets, to provide technical services and after-sales services related to the Products, and to carry out any other activities necessary to accomplish the foregoing.

5.2	Estimated Scale of Production

The estimated scale of production is as set forth in the Feasibility Study. The target volume is 1Million pieces per month and is projected to be achieved after 12 months of operation. According to mutual discussion, the Company’s production scale may be expanded. On the base of current 10million USD investment, additional 10million will be invested and each party still holds 50% share.

6.	TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1	Total Amount of Investment

The total amount of investment of the Company shall be [US$10.0M (10 million United States Dollars)] .

6.2	Registered Capital

The registered capital of the Company shall be [US$10.0M ($10.0 million United States Dollars)] and shall be contributed by the Parties in the following proportions:

(a)	Party A’s aggregate contribution to the registered capital of the Company shall be US Dollars [$5.0M] (5.0 million United States Dollars)] representing fifty percent (50%) of the total registered capital of the Company, and shall be contributed by RMB or US Dollars remittance equivalent to the amount marked in US Dollars.

(b)	Party B’s aggregate contribution to the registered capital of the Company shall be [US $5M] (5million United States Dollars)] representing fifty percent (50%) of the total registered capital of the Company, which shall be contributed in the form of US Dollars cash as set forth on Schedule 1.

6.3	Additional Financing

The Company may obtain additional funds through loans from domestic or foreign financial institutions on terms and conditions approved by the Board of Directors and the Parties. The Company may also obtain loans or guarantees from the Parties or their Affiliates on terms and conditions to be determined by the relevant parties; provided, however, that no Party shall be obligated to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution. In the event a Party does agree to lend funds to the Company or to guarantee a loan to the Company from a third party or financial institution, such Party shall be entitled to be paid interest on the loan at such rate or guarantee fees in such amount that such Party would have been entitled to be paid as if such Party were not a party to this Contract and as if the transaction were a negotiated arm’s length financing from a third party. The Company may sets relevant rights and interests in those of its assets permitted by law to be mortgaged or secured in order to obtain loans.

6.4	Timing of Capital Contributions

Contributions to the registered capital of the Company shall be made by the Parties in accordance with Schedule 1; provided, however, that Schedule 1 may be adjusted by the unanimous vote of the Board in light of actual conditions consistent with the requirements of relevant regulations. However, any adjustment of the Contributions will be subject to the final approval of the Examination and Approval Authority.

6.5	Investment Certificates

Within thirty (30) days after the Parties have made their initial capital contributions, the Company shall engage an accountant registered in China to verify such contributions. Upon the issuance of a verification report by such accountant, the Company shall issue to each contributing Party an interim investment certificate signed by the Chairman evidencing that the contribution was made. The Company may issue such interim investment certificates as each Party makes further capital contributions and the same have been verified by the accountant within thirty (30) after each contribution. Within ten (10) days after the entire registered capital of the Company has been contributed by the Parties, the Company shall request that an accountant registered in China verify each Party’s total contributions and issue a final certificate of verification. Upon receipt of the final certificate of verification from the accountant, the Company shall promptly issue a formal investment certificate to each Party setting forth the aggregate amount of such Party’s contribution(s). After issuance of such formal investment certificate and all register procedures are finished, such Party shall return to the Company for cancellation all of the interim investment certificates previously issued to such Party. Such final investment certificate shall be signed by the Chairman and affixed the seal of the Company.

6.6	Increase or Reduction of Registered Capital

Any increase or reduction in the registered capital of the Company shall be approved by the Board of Directors and submitted to the appropriate examination and approval authorities for approval. Upon receipt of such approval, the Company shall register the increase or reduction in the registered capital with the appropriate administration for industry and commerce. Each Party shall contribute towards any increase in the registered capital a proportion of such increase equal to the proportion that such

Party’s contributions to the registered capital of the Company; provided, however, that the Parties may agree to adjust their proportional interests in the Company’s registered capital subject to the approval of the appropriate examination and approval authorities.

7.	RESPONSIBILITIES OF THE PARTIES

7.1	Responsibilities of Party A:

Among its responsibilities under this Contract, Party A shall:

(a)	make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;

(b)	enter into, or cause its Affiliates to enter into, the contracts or any of its Affiliates is a party;

(c)	Assist the Company in obtaining the Certificate of Approval, Business License when setting up and other permission providing for a term of validity and scope of business acceptable to both Parties;

(d)	Assist the Company in filing/registering the Plant Lease Contract with all relevant government departments and handling all other necessary procedures to ensure that the Company has the exclusive right to lease the Building in accordance with the terms thereof;

(e)	Assist the Company in obtaining the Chinese tax preferences, exemptions and other preferential tax treatment available to or for the Company;

(f)	Assist the Company, if requested, in handling all licenses, approvals and registrations for the importation of technology in accordance with the terms set forth in the Technology License Contract;

(g)	Assist the Company, if requested, in making import customs declarations, obtaining relevant import licenses, approvals and exemptions from customs duties and taxes for any machinery and equipment to be sold to the Company by Party B.

(h)	Recommend and assist in the recruitment of suitable Chinese management personnel, technical personnel and other necessary staff and workers to be employed by the Company;

(i)	Assist the Company in purchasing raw materials, articles for office use and communication facilities from the Chinese domestic market;

(j)	Provide assistance to foreign workers and staff in obtaining entry visas, work licenses, and other needs for their stay and travel in the PRC;

(k)	Assist the Company to find other customers for its products

(l)	Assist the Company to obtain PRC government’s recognition as HI-TECH enterprise or Encouraged enterprise, if possible; and

(m)	Handle other matters entrusted to it by the Company and as agreed from time to time by Party A.

7.2	Responsibilities of Party B:

Among its responsibilities under this Contract, Party B shall:

(a)	make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;

(b)	enter or make its affiliate companies into the contracts as mentioned in the contracts the Company which it is a party of Party B or its affiliate;

(c)	handle export license and other procedures for the Company necessary for the export of technology from United States, Japan and other countries pursuant to the Technology License Agreement and the export of the machinery and equipment from United States, which shall be sold by Party B to the Company;

(d)	help the Joint Venture to acquire or adopt advanced various company management and controlling process (including software) which would reasonably benefit the Joint Venture in the long run, provided that the costs shall be borne by the Joint Venture;

(e)	Handle other matters entrusted to it by the Company and agreed from time to time by Party B.

(f)	Introduce the current technology to the Company and update it consistently. Assist the Company to do development of new products.

7.3	Expenses Not Reimbursable

Except as otherwise expressly provided for in this Contract, expenses incurred by either Party in fulfilling the aforesaid responsibilities and other financial expenses incurred by the Parties on behalf of the Company shall be borne by the Company only upon approval of the Board.

7.4	Standards of Business and Ethical Conduct.

The Parties shall cause the Company to adopt and comply with standards of conduct and business practices in conformity with the laws and regulations of the PRC and those standards applied by Party B on a world-wide basis.

8.	BUILDING AND UTILITIES

8.1	Lease of Building

Party A shall assist the Company to lease the Building for the Joint Venture .

In case Party A fails to assist the Company to sign Plant Lease Contract or fails to provide the Plant to the Company in accordance with Plant Lease Contract, the following remedies can be considered:

(a)	The Company may find other plants and any additional expenses and/or costs arising out of or related to non-execution or non-performance of the Plant Lease Contract by Party A shall be borne by Party A; or

(b)	Party B may earlier terminate this Contract at its sole discretion due to Party A’s failure of assisting the company to provide the Plant which leads to breach of the Contract.

8.2	Environmental Matters

(a)	Party A represents and warrants that as of the date of this Contract: (i) the Building are in full compliance with all relevant laws, regulations and rules related to, and with all requirements of relevant PRC government authorities for, land administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety in effect as of the date thereof; (ii) there is no pre-existing environmental contamination at, around or under the Building; (iii) there are no impediments or difficulties to the Company being able to obtain and maintain for the Building all necessary waste disposal, waste water treatment services and the like in full compliance with all relevant laws, regulations and rules related to land administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety, and (iv) the Building are free from any environmental liabilities to and claims from both government and non-,government parties. Any expenses arising out of or related to non-compliance of such requirements shall be borne by Party A.

(b)	The Parties agree to engage an experienced environmental consultant to conduct an environmental assessment to determine pre-existing contamination levels of the Building and that such findings shall be verified and endorsed by the relevant municipal environmental protection authorities prior to the Effective Date. Such pre-existing contamination levels shall serve to protect the Company from possible future liability for contamination not generated by the Company’s operations.

(c)	Party A hereby agrees to endeavour to assist to defend and indemnify the Company and Party B, its Affiliates, directors, officers, employees, and agents from and forever hold harmless the Company and Party B, its Affiliates, directors, officers, employees, and agents against all claims, actions, proceedings, damages, losses, liabilities, costs and expenses (including reasonable attorney’s fees and environmental cleanup and remediation costs) arising out of, based upon, or relating to or in connection with any environmental problem, environmental contamination, release of hazardous substances or wastes, or similar problem which could not be accusing to the Company, found to exist in, at, or around the Building and which existed prior to the start of operations of the Company.

(d)	Party A should assist the Company to reach the agreement with Crystal Technology to reserve some production space for expansion.

8.3	Utilities Supply

Party A shall assist to provide to the Company all utilities required by the Company, including gas, water, steam, electricity, sewer and waste disposal, and other specified utilities.

9.	INTERLLECTUAL PROPERTY AND LICENSING OF TECHNOLOGY

9.1	Press Technology and Process.

Party B produces its own press technologies, originally developed by Corning Co., Ltd. over 20 years and acquired by Party B in 1994. Party B has developed a second-generation press called the Viper, which can mold glass over a wide temperature range up to 600 degrees centigrade and atmospheres from room air, nitrogen or other inert gases and vacuum. The Viper press is microcomputer controlled semi-automated design where the operator controls the process, loads glass and unloads the lens. The unique features of this press allow it to be flexible for a variety of glass preforms used for molding lenses. While simpler preform shapes are now possible with the Viper, the yield may be lower than preform shapes more closely matching the shape of finished lens design.

9.2	Intellectual property or know-how of Press Technology or processes of Party B remain the sole and exclusive property of Party B. Any intellectual property, know-how and drawings or upgrades created by the Company relating to press technology will belong to and be assigned to Party B. Any technology relating to improvement of glass performance will belong to Party A. The Company will pay 3% royalty every half year to Party B for all Products sold by the Company.

9.3	Intellectual property contributed by Party A, if any, remains the sole and exclusive property of Party A.

9.4	Intellectual property or know-how of Press Technology or processes owned by Party B can NOT be improved upon or reproduced or used by Party A or any of its Affiliates or other partners.

9.5	Technology License Contract

Party B shall grant or cause its relevant Affiliate to grant to the Company a non-exclusive and non-assignable right and license to use and exploit certain technology and know-how for the manufacture, use and sale of the Products pursuant to the terms and conditions of the Technology License Contract.

10.	PURCHASE OF EQUIPMENT MATERIALS

The Company will purchase machinery and equipment from suppliers on a best value basis. The sources of purchasing the equipment and machinery should be determined by the unanimous agreement of the Board of Directors.

Raw Materials Supply Agreement shall be executed within thirty (30) days after the establishment of the Company. Party A shall assist the supply of raw material to the Company. In case Party A fails to sign the Raw Materials Supply Agreement or fails to supply Raw Materials to the Company at the price described in Raw Materials Supply Agreement, the following remedies may be resorted to:

(a)	The Company may purchase Raw Materials from other supplier and any additional expenses and/or costs arising out of or related to non-execution or non-performance of the Raw Materials Supplier Agreement shall be borne by Party A; or

(b)	Party B may earlier terminate this JV Contract at its sole discretion due to Party A’s failure of assisting the Company to sign the Raw Materials Supply Agreement which leads to breach of the JV Contract.

11.	SALES OF PRODUCTS

The sale of Products shall be handled by the Company itself and/or through other sales organizations to be determined by the General Manager. Prices of Products for sale shall be determined by the General Manager of the Company in accordance with plans and policies approved by the Board.

Both parties agree that the Company may sell its products to both Parties at a price agreed by Board of Directors from time to time,

12.	BOARD OF DIRECTORS AND SUPERVISORS

12.1	Establishment

The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

12.2	Composition and Term

The Board of Directors shall be composed of five (5) Directors, of whom two (2) shall be appointed by Party A and three (3) by Party B. Unless the Parties otherwise agree in writing, the Chairman shall be appointed by Party B and the Vice Chairman by Party A. Each individual serving in the capacity of Director, Chairman or Vice Chairman shall hold office for a term of three (3) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party. Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

12.3	Legal Representative

The Chairman of the Board shall be the legal representative of the Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to discharge his duties, he shall authorize the Vice Chairman or another Director to represent the Company and execute his rights.

12.4	Authority

The Board of Directors shall be the highest authority of the Company and shall make decisions on all major and important matters of the Company. The rules of procedure governing the Board of Directors and its powers and responsibilities are as set forth in this Contract and the Articles of Association.

12.5	Personal Liability of Directors

A Director, including the Chairman and Vice Chairman, shall not have personal liability for action he undertakes on behalf of the Company within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a)	is outside the scope of the approval or authorization given to him by this Contract or the Board of Directors’ resolution; or

(b)	is in breach of Articles 147 to 153 of the Company Law of PRC; or

(c)	is in breach of the laws and regulations of the PRC at the time.

Any Director, including the Chairman and Vice Chairman, acting in violation of this Contract or Board of Director’s resolutions shall indemnify and hold harmless the Company against all losses caused to or liabilities and expenses incurred by the Company. The Company shall, to the extent permitted by law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations.

12.6	Board voting

Resolutions of the board of directors shall be adopted by a majority vote (whether present in person or by proxy) at a duly convened meeting. However the following actions, because of their potentially substantial and material impact on the interests and investments of the stock holders may not be taken without at least one representative from party A and one representative of party B being recorded in the majority vote.

(a)	Amendment of articles of association

(b)	Increase, reduction or assignment of registered capital and the adjustment of each party’s share of interest in the registered capital of the company.

(c)	Merger or consolidation of the company with ant other economic organization or reorganization of the company; and, extension, termination, liquidation, or dissolution of the company.

(d)	Approval of any change in the scope of the business of the company, outside the normal course of business.

(e)	Transfer,sale,lease,or other manner of disposition of the business or assets of the company, in whole or in part, the acquisition of businesses or assets of any other company or entity or the making of investments that is not expected to be undertaken in the ordinary course of business.

(f)	The partners expect that profits will be retained by the JV to grow the business; however after a period of sustained profitability the partners expect a pay out ratio of profits to be in the 50% range. For any declaration of dividends in excess of 70% of prior year’s earnings the majority vote must include one representative from each of party A and party B.

(g)	Determination of the amounts to be allocated to each of the Three funds

(h)	Pledge or encumber the assets of the corporation (i.e. the granting of security interest of the company )

(i)	Approve or implement capital expenditures which are not provided for in the annual business plan or exceed by 25% the capital expenditure budget of the annual business plan.

(j)	The partners agree that the board will manage the operating budget of the annual business plan of the company, and implement revisions as they may occur from time to time. However, if any such revision results are outside the ordinary course of business, as defined by in a variation by more than 35% of operating profit or more that $500k of reduced cash flow then the majority shall include one representative from each of party A and B.

(k)	Change legal counsel representing the company; or, to appoint or change the independent auditor of the company. To adopt or implement a material change in the accounting procedures or principles of the company.

(l)	Selection of insurers and the determination of insurance coverage and premium amounts for the company

12.7	Board Meetings

The regular meeting of the Board of Directors shall be held at least twice a year. Meetings of the Board of Directors shall normally be held at the registered address of the Company, but may be held at any other place as may be jointly selected by the Chairman and Vice Chairman.

12.8	Interim Board Meeting

Within three (3) days after the receipt of the proposal by at least two Directors requesting that an interim Board meeting be held, either the Chairman, or in his absence or failure to act, the Vice Chairman, of the Board shall send written notice calling an interim Board meeting.

12.9	Notice of Meetings

The Chairman, or in his absence or failure to act, the Vice Chairman, shall send written notice at least fourteen (14) days prior to any Board meeting stating the specific agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy. A Board meeting shall be convened not less than fourteen (14) days or more than twenty-eight (28) days from the date of the notice.

12.10	Attendance

A Director may attend a Board meeting in person, by conference telephone or designate another person by proxy and vote in his place. Such designation shall be in writing with designated rights, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one Director. The quorum for a Board meeting shall consist of three (3) Directors.However, no party could hold a Board meeting without another party’s permission.

12.11	Voting

The Directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy. Each Director shall have one vote.

12.12	Written Consent

The Board of Directors may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

12.13	Compensation and Expenses

The Company shall not pay any fee, remuneration or subsidy to any Director for attendance at a Board meeting. The Company may reimburse a Director for reasonable expenses incurred in respect of traveling, accommodations and other living expenses to attend Board meetings if the Board of Directors agree to do so.

12.14	Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Chairman shall appoint a designee for the purpose of the Board meeting. The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the Directors. Minutes of the Board meeting shall be maintained in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to Party A and Party B at the addresses set forth in this Agreement.

12.15	Secretary of Board of Directors

A secretary of Board of Directors will be appointed by the Chairman of the Company. His or hers responsibility is as following:

(h)	convoke the Board meeting

(ii)	record the Board meeting

(iii)	prepare and notice the Board meeting

(iv)	file the documents of Board meeting and make it orderly

(v)	release and collect documents of Board of meeting

(vi)	responsible for the Company’s confidential protection and obey the relevant regulations of the Company

12.16	Supervisors

The Company shall have two supervisors and no board of supervisors will be established. With regard to the appointment and duties of the supervisors, the Parties agree that:

(a)	Party A and Party B shall be entitled to respectively appoint one (1) supervisor. Any Director or senior management personnel shall not concurrently be the supervisor.

(b)	The term of office of a supervisor shall be three (3) years, or such shorter term as permissible in PRC laws and regulations. A supervisor may serve consecutive terms if he/she is reappointed.

(c)

Each of the Parties shall be entitled at any time to remove any person appointed by it as a supervisor from his/her office and to appoint any other person to complete the remainder of the term of office of the removed supervisor. The appointment or removal of a supervisor by any Party shall be in writing and shall take effect upon submission to the Board of Directors. Such removal shall be reported to the original examination and approval authority for the record.

(d)	If there occurs any retirement, removal, resignation, illness, disability or death of a supervisor, the Party which originally appointed such supervisor shall appoint a successor to serve out the remainder of such supervisor’s term of office. Such appointment shall be reported to the original examination and approval authority for the record.

(e)	Two supervisors shall hold at least one meeting each year and either supervisor may propose for an interim meeting.

(f)	The supervisors shall exercise their powers and duties in accordance with PRC Company Law and Articles of Association and in a good-faith and a reasonable manner. The exercise of any power or duty shall be subject to the prior written consent by both supervisors. If either supervisor exercises any power or duty without the prior written consent by both supervisors, or the exercise of any power or duty affects the normal operation of Joint Venture, or cause adverse result or loss upon the Joint Venture, the supervisor and the party who appoints such supervisor shall jointly bear the liability to the Joint Venture, moreover, the Party who appoints such supervisor shall immediately replace the supervisor.

(g)	The Joint Venture shall not pay any fee, remuneration or subsidies to any supervisor, unless approved in advance by the unanimous agreement of the Board of Directors.

12.17	The supervisors have the right and obligation as defined by the Corporation Law of the People’s Republic of China :

13.	MANAGEMENT ORGANIZATION

13.1	Establishment

(a)	The Board of Directors of the Company shall establish a management organization comprised of Management Personnel who shall be in charge of the day-to-day operations and management of the Company. The management organization shall be headed by one (1) General Manager and one (1) Deputy General Manager. The General Manager shall be recommended by Party B and be hired by the Board of Directors, the Deputy General Manager shall be recommended by Party A but shall be a person agreeable to the General Manager, the Deputy General Manager shall be hired by the Board of Directors. The Company shall initially have the following managerial departments: production and technology; personnel and administration; finance and accounting; quality assurance, engineer, The Company’s initial Management Personnel shall be as follows:

(i)	one (1) General Manager to be recommended by Party B; If the General Manager recommended by Party B fails to make a profit of the JV continuously for two terms, then Party A should have the right to recommend the General Manager for the JV with approval by the Board of Directors.;

(ii)	one (1) vice General Manger responsible for the Company’s marketing to be recommended by Party A;

(iii)	one (1) CFO recommended by Party A. One Director of Financial Accounting Department recommended by Party B will report to CFO.

(iv)	one (1) Production and technology manager to be recommended by Party B who is responsible for production and purchasing.

(v)	one (1) Human Resources Manager to be recommended by Party A; and

(vii)	one (1) Engineer Manager to be recommended by Party B; and one (1) quality assurance manager to be recommended by Party A

(b)	Removal of General Manager and Vice General Manager.

The Board of Directors shall have the authority to remove the General Manager and Vice General Manager and department managers at any time upon majority vote of the Board because of their in-capabilities for their positions or dereliction of duties. If the General Manager, Vice General Manager or a department manager is a member of the Board of Directors, he shall not be entitled to vote on the issue of his removal. However, the Parties shall take into account the interests of the Company in having a stable tenure for the General Manager and Vice General Manager, especially during the first two years of the Company, before making a decision to replace one of these individuals.

(c)

In addition, each Party agrees to cause the Directors appointed by it to approve all persons nominated to Management Personnel positions; provided, however, that each Parry may veto the nomination of any candidate for a Management Personnel position if such candidate fails to meet the criteria ascribed to the position for which the candidate is nominated as may be provided in the Articles of Association or otherwise determined by the General Manager and the vetoing Party provides reasonable evidence of such failure. Each individual serving in the capacity of Management Personnel shall hold office for a term of two (2) years, and each shall be eligible for consecutive terms of office if re-nominated by the original nominating Party. If it becomes necessary, due to dismissal or resignation, to replace the individual serving in the capacity of Management Personnel, the Party that originally nominated such individual shall nominate a replacement to serve the remainder of the relevant term.

(d)	The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations and management of the Company and deciding on all management and operation issues of the Joint Venture which are not within the scope of authority of the Board of Directors as set fort in this Contract. In the absence of the General Manager, part or all of the foregoing authority and power may be delegated by the General Manager to the Deputy General Manager or to any other Management Personnel selected by the General Manager.

13.2	The General Manager’s rights:

The general manager shall be responsible for the daily running of the Company. The followings are the rights that can be executed by the general manager:

(a)	Entrusted by the Board ,be responsible for the daily running of the Company, making decision relating to the Company’s daily running.

(b)	Implement the resolution of the Board and annual running and investment plan approved by the Board. Has the right to examine and approve expense within the extension authorized by the Board.

(c)	Draft the development strategy according to the Board’s requirement. Draft the annual budget and key task of the Company.

(d)	Draft the basic managerial system of the Company and draw out the regulations of the Company and execute them after the approval by the Board.

(e)	Study out the proposal of running, fixed assets investment, improvement of technology, R&D and new products development.

(f)	Make decision of management or utilization of the Company’s fund and assets with the extension authorized by the Board.

(h)	Study out the salary, welfare and rewards and punishment systems. Make decision of those employee’s employment, promotion, salary raise, reward and punishment and dismiss.

(i)	Sign various contracts that are deem to be signed by the General Manager on behalf of the Company, or sign contracts and agreements designated by legal representative.

(j)	Attend the meeting held by the board of the directors.

(k)	Propose to have temporary Board meeting.

(l)	Other rights granted by the board of directors;

13.3	The General Manager and vice General Manager should obey the following behavior criterion

(a)	Execute his rights within responsibility. No rights beyond his responsibility.

(b)	No contract or transaction with the Company without approval by the Bylaws or the Board.

(c)	No seeking of benefit for himself or others

(d)	No private or corporate running of business which is identical to that of the Company, no engaging inactivities that harm the interest of the Company.

(e)	No seeking of private interest with the convenience of the post or right in the Company, no taking of briberies or other illegal income, no seizing of the property of the Company.

(f)	No misappropriation of the fund of the Company or lending it to others.

(g)	No random transfer of fund. A dual signature authority general manager and CFO will be established by the JV and approved by the Board of the Company.

(h)	No seizing or accepting the business opportunity which should belong to the Company for himself or others with the convenience of the post in the Company.

(i)	No accepting commission relating to the Company’s transaction. No bribery.

(j)	No crediting of the fund of the Company in the name of oneself or others

(k)	No offering of guarantee, mortage and impawn for the debt of either party or others with the assets of the Company.

(l)	No providing false accounting, production and business information

(m)	No releasing confidential information received during his term relating CDGM, Light Path and the Company.

(n)	No other post in other competitive companies, except CDGM and LightPath.

(o)	No arrangement positions of the Company for his relatives with the convenience of the post in the Company unless the approval by the Board.

13.4	Employment

Employment Policies.

The policies and procedures regarding employment by the Company shall be determined by the Board of Directors of Company upon the recommendation of the General Manager in accordance with applicable Chinese laws. The qualification and number of employees shall be determined in accordance with the operating needs of the Company as determined by the General Manager.

Each Management Personnel shall execute a Labor Contract with the Company. The specific powers and responsibilities of Management Personnel shall be prescribed in the relevant provisions of the Articles of Association of the Company. No Management Personnel shall have any personal liability for any acts performed in good faith, in the normal course of their employment and within the scope of activities permitted to be engaged in by such Management Personnel as set forth in this Contract and the Articles of Association.

Each Management Personnel (other than the General Manager) shall receive his assignment from and shall report to the General Manager and shall be subject to removal at any time by the Board. In the event a manager is removed, the Party that originally nominated such manager shall nominate another individual for such position. The General Manager shall have the right to appoint an interim manager if such Party fails to nominate another individual within thirty (30) days of such individual’s removal.

Administration of Employment Matters.

All employment matters, including recruitment, dismissal, promotion and discipline of employees of Company shall be administered by the General Manager, subject to the review of the Board of Directors. The Company, acting through the General Manager, shall have the right to take disciplinary actions in accordance with the PRC Labor Law, PRC Labor Contract Law and other applicable laws and regulations, including giving a warning and recording a demerit against, and/or reducing the wages of employees who violate the rules, regulations and labor disciplines of the Company. Where a case is extremely serious, an employee may be dismissed. The General Manager shall also have the right to dismiss any employee of the Company who is found inadequate, incompetent or unsuitable for their job (even after having received proper training).

Expatriate Workers.

The Company may employ expatriate persons as managers and technical experts in accordance with the needs of the Company. The employment of specific expatriate persons shall be determined by the Board of Directors.

Transfer of Employees

Party A and Party B shall not hire, employ or transfer to its other businesses any current or former employee of the Company unless (1) the General Manager has given his consent to the hiring, employment or transfer of such person; or (2) such person terminated his employment with the Company more than one year prior to such hiring, employment or transfer.

13.5	Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Management Personnel, except Seconded Personnel, shall be stipulated in the Labour Contract between the Company and such Management Personnel. Similar matters for Seconded Personnel shall be stipulated in the Secondment Contract.

13.6	Confidentiality and Non-Competition

Each Management Personnel shall, as a condition to employment by the Company, execute an agreement in form and substance acceptable to the General Manager which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and restricting the ability of such Working Personnel to compete with the business of the Company.

14.	LABOUR MANAGEMENT

14.1	Enterprise Autonomy

The Company shall have all-possible autonomy under the laws and regulations of the PRC concerning the recruitment, employment, compensation, designation of welfare benefits, procurement of labour insurance, promotion, discipline and dismissal of Working Personnel. The labour policies of the Company shall be determined in accordance with applicable PRC labor laws and regulations and the relevant regulations of Sichuan Province and Chengdu Municipality on labor management in foreign investment enterprises.

14.2	Employment

The qualification and number of Working Personnel shall be determined in accordance with the operating needs of the Company as determined by the General Manager. Each Working Personnel shall, as a condition to employment by the Company, execute a Labor Contract with the Company, which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company and restricting the ability of such Working Personnel to compete with the Company. Working Personnel shall observe the various rules and regulations of the business of the Company in fulfilling their respective tasks. The General Manager may, in his sole discretion and according to the degree of seriousness of the case, give warnings, record demerits, deduct wages, dismiss, or otherwise remove any Working Personnel who has violated the terms of his or her Labor Contract or the rules, regulations or labor discipline of the Company.

14.3	Compensation

Matters such as compensation, wages, subsidies, benefits, insurance, allowances, rewards, and other compensation matters of Working Personnel shall be stipulated in the Labour Contract between the Company and each Working Personnel.

14.4	Training

If required, candidates hired by the Company must complete satisfactorily the training program specified in their Labour Contracts and a subsequent probationary period of work before they will be officially considered employees of the Company. The General Manager shall have the absolute right to decide, on behalf of the Company, whether such persons have successfully completed their probationary period and shall be granted employment, or that such persons shall not be granted employment for whatever reasons, including lack of qualification, redundancy or otherwise. Any person to whom the Company does not offer employment after the probationary period shall be given notice before dismissal. The Company shall not otherwise be liable in any manner to any individual or Party in connection with the Company’s decision to decline to offer employment to a person.

15.	ANNUAL OPERATING PLANS AND BUDGETS

15.1	Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Company. The operating plan and budget for the next fiscal year shall be submitted to the Board of Directors for examination and approval prior to November I of each year and shall include detailed plans and projections regarding:

(a)	procurement of materials, machinery, equipment and other capital expenditures of the Company;

(b)	plans and policies with respect to the manufacture of the Products;

(c)	estimated revenues, expenditures and profits of the Company;

(d)	staffing levels and plans for training personnel of the Company; and

(e)	marketing, sales and distribution plans and policies for domestic and export sales of the Products.

(f)	product development proposal

15.2	Examination and Implementation

The Board of Directors shall complete its examination and approval of each annual operating plan and budget for the next fiscal year prior to the end of December 31 of each year. The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board.

16.	TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

16.1	Tax Treatment

The Company shall pay taxes in accordance with relevant Chinese laws and regulations and shall enjoy all preferential tax and customs treatment available to it under the PRC law. The Parties anticipate that the Company shall qualify for the preferential tax and customs treatment. In order to confirm the tax treatment applicable to the Company, the Parties shall, immediately after the Establishment Date, procure that the Company submit an application to the appropriate tax authorities of China requesting confirmation of the tax and duty exemptions, reductions and other preferences to be accorded to the Company. Furthermore, with the Assistance of Party A, the Company shall also apply for any other reductions of or exemptions from relevant taxes and duties which are now available or will become available to the Company under any of the laws and regulations of the PRC.

16.2	Three Funds

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant laws and regulations of the PRC, the Company shall allocate a percentage of its annual after-tax profit for contribution towards the Three Funds. The amount to be allocated to the Three Funds shall be decided by the Board of Directors on a yearly basis in accordance with the financial performance of the Company, in light of the relevant laws and regulations of the PRC.

16.3	Profit Distribution

(a)	After paying taxes in accordance with the law and making contributions to the Three Funds, the remaining earnings of the Company shall be available for dividend distribution to the Parties. The General Manager shall recommend a dividend distribution plan to the Board of Directors within the first three (3) months following the end of each fiscal year of the Company for the Board’s consideration and approval or modification. In his or her recommendation, the General Manager shall consider that the Company has sufficient funds on hand to pay the dividends and meet its approved capital expenditure budget and working capital requirement for the current budget year. The Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed dividend from previous years may be distributed together with that of the current year and the Board of Directors may authorize the payment of dividends from undistributed dividends from previous years at any time.

(b)	Dividends shall be distributed to the Parties in proportion to each Party’s holding of the registered capital of the Company at the time of the distribution. Payment of dividend distributions to Party B shall be in United States Dollars. The rate of exchange for all Renminbi amounts that are required to be converted to United States Dollars for payment of such dividends shall be the rate announced by the People’s Bank of China for the conversion from Renminbi to United States Dollars on the date that dividends are declared.

17.	FINANCIAL AFFAIRS AND ACCOUNTING

17.1	Accounting System

(a)	The Company shall maintain its accounts in accordance with officially promulgated PRC laws and regulations and the provisions of this Contract and the Articles of Association and in a manner sufficient to satisfy accounting principles and the financial and tax reporting requirements of the Parties. The General Manager and the Finance Controller shall establish the accounting system and procedures for the Company.

(b)	The fiscal year of the Company shall start on January 1 of the year and end on December 31 of the same year. The first fiscal year of the Company shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the Company shall start on January 1 of the year of termination and end on the date of termination.

17.2	Books and Records

The Company shall keep true and correct records and accounts in accordance with applicable PRC accounting laws and regulations.

17.3	Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company. Each Party may make such examination and copies during the Company’s normal business hours, provided that such examination and copying does not unreasonably interfere with the business operations of the Company. Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party.

17.4	Accounting Unit

The currency of accounts of the Company shall be determined by the Board of Directors of the Company. When foreign currency transactions take place, the foreign currency amount will be translated into the reporting currency for recording purposes. Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the currency of account in accordance with the official Foreign Exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place.

17.5	Reports

The Company shall prepare and provide to the Parties:

(a)	Within sixty (60) days after the last day of each fiscal year, the balance sheet of the Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below.

(b)	Within thirty (30) days after the last day of each financial quarter, the unaudited balance sheet, cash flow of the Company as of the end of such quarter and the related profit and loss statement (for such quarter and for the year-to-date).

(c)	Within thirty (30) days after the last day of each month, (i) a profit and loss statement for such month; and (ii) cash flow and balance sheet; (iii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include without limitation the number of personnel, revenue, cash balance and expenses.

17.6	Audit

An independent and reputable international accounting firm licensed in China and approved by the Board shall be engaged by the Company as its auditor to examine and verify the annual financial statements of the Company and shall submit the audit report to the Board and the General Manager. Either Party shall also have the right not more than once in each fiscal year, to appoint an accountant registered in China or abroad to audit the accounts of the Company. The expense of the audit shall be borne by the Company. If the results of any such audit are significantly different from that conducted by the Company’s auditor, it will be brought to the attention of the Board. The Company will permit such accountant to have access to the Company’s books and records and Management Personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

17.7	Additional Reports and Provision of Returns

(a)	In order to assist Party B in interpreting and reporting the Company’s financial performance to meet its reporting requirements, the Company shall provide, with the assistance of its outside auditor as necessary or convenient, without charge, to Party B such additional reports, financial data and information in English, and in the format, style and structure as Party B may reasonably request.

(b)	The Company shall provide, without charge, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

18.	BANK ACCOUNTS AND FOREIGN EXCHANGE

18.1	Bank Accounts

The Company shall open RMB deposit accounts and Foreign Exchange deposit accounts with authorized banks in China, and the procedures for issuing and signing checks shall be determined by the Board of Directors. The Company may also open Foreign Exchange deposit accounts with foreign banks outside China as designated by the Board of Directors subject to approval by the relevant government authorities.

18.2	Foreign Exchange Requirements of the Company

All of the Company’s Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all the payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts. In addition to payment of dividend distributions and royalties to Party B, other payments to be made by the Company to Party B, its Affiliates and/or to any expatriate employees of the Company shall be made in United States Dollars or such other Foreign Exchange as Party B may designate. Party B and/or its Affiliates shall have the right to remit outside China all payments made to it by the Company, including amounts paid to it upon dissolution of the Company, in accordance with applicable PRC laws and regulations.

19.	CONFIDENTIALITY AND NON-COMPETITION

19.1	Confidentiality

(a)	Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract and the contracts and documents referred to herein to which it is a party will involve the disclosure of Confidential Information.

(b)	The Parties shall use the Confidential Information only for the purposes specified in this Contract and the other contracts and documents contemplated herein and therein to which it is a party, and shall not disclose any Confidential Information to third parties without the prior written consent of the Party providing such Confidential Information; provided, however, that a Party may be permitted to disclose Confidential Information received by it to its Affiliate(s) when such disclosure is necessary for such Party to carry out its obligations under this Contract, the Articles of Association or the other contracts referred to herein upon the execution of a non-disclosure agreement between such Affiliate(s) and the Party providing the Confidential Information.

(c)	The Company, the Parties and their respective Affiliates that receive Confidential Information shall make such Confidential Information available only to those of their directors, managers and personnel whose duties necessitate familiarity with such Confidential Information and shall cause such directors, managers and personnel also to comply with the confidentiality obligations set forth in this Contract.

(d)	The confidentiality obligations set forth in this Contract shall be maintained during the Joint Venture Term. If after the expiry of the Joint Venture term Party A wants to engage in the businesses of the Joint Venture as set out herein, Party A shall not use the Confidential Information belong to Party B or to the Joint Venture in breach of the confidentiality obligations set forth in this Contract. If after the expiry of the Joint Venture term Party B wants to engage in the businesses of the Joint Venture as set out herein, Party B shall not use the Confidential Information belong to Party A or to the Joint Venture in breach of the confidentiality obligations set forth in this Contract.

19.2	Non-Competition

Promptly after the Initial Contribution Date, Party A shall not:

(1)	directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business in the PRC of the type and character engaged in and competitive with that conducted by the Company;

In order to protect both parties, each party and its affiliate could not cooperate with a third party in the competitive business with the Company. The promissory regarding the size of aspherical lens for visible imaging application is as following:

The Company will make large quantities of lenses for digital cell phone, digital and video camera, DVD with diameter less than 20 mm.

(2)	solicit for itself or any entity other than the Company of a customer or client of the Company; or

(3)	persuade or attempt to persuade any employee of the Company to leave the Company’s employ.

The non-compete covenants set forth in this Contract shall remain in force for the Joint Venture Term and for an additional period of two (2) full calendar years after the termination of this Contract.

In case any of Party A’s Affiliates own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business in the PRC of the type and character engaged in and competitive with that conducted by the Company, Party B may pre-terminate the Contract at its sole discretion.

Party A represents and warrants that Party A, other joint ventures set up by Party A and other partners (regardless Party A’s share equity ratio in such joint ventures) do not and will not engage in any businesses in competition with the Company now and within two year after the termination of this contract.

Party B represents and warrants that Party B will not by itself or cooperate with other company in the competitive business of the Company in the visible imaging market for digital and video cameras, cell phone, DVD and after the first investment transferring date.

20.	DURATION OF THE COMPANY AND EXTENSION

The Joint Venture Term shall commence on the Establishment Date and shall continue for ten (10) years until terminated pursuant to Article 23 hereof.

Extension. The Company may be extended upon its expiration. The extension shall be recommended in writing by one of the Parties within two (2) years prior to the expiration date but no later than nine months (9) months prior to the expiration date and shall be decided by mutual agreement of the Parties. Upon the Parties’ approval of the extension, the Company shall file within the statutory time limit an application for approval of the extension with the applicable Chinese authorities.

If both Parties agree to the extension but the applicable Chinese authorities refuse to agree to such an extension, the Company will be terminated and liquidated.

If Party A refuses to agree to the extension at the end of the renewed term or any subsequent term of the Company, the Company shall be terminated and liquidated,

If Party B refuses to agree to the extension at the end of the renewed term of the Company or any subsequent term of the Company, Party B shall have the option to purchase the interest of Party A in the Company at a price to be agreed by the Parties, including the machinery, equipment, tooling and inventory of the Company at its fair market value, and may thereafter continue in the business of manufacture of Products.

21.	EARLY TERMINATION

This Contract can be terminated in the event that any of the conditions or events set forth below occur:

(a)	Either Party fails to make its contributions to the registered capital of the Company on the Initial Contribution Date and/or any other date set forth on Schedule 1 and such failure continues for a period of more than ninety (90) days and is not waived by the other Party. In such case, either Party may give notice of termination. (Because Party B should finace from the stock market , so in this condition, Party B should be allowed making its contributions more than ninety (90)days ,but one hundred and eighty (180) days at most.)

(b)	There occurs a material breach of this Contract and such breach is not cured by the breaching Party within sixty (60) days after receipt of written notice of the breach from the non-breaching Party. In such case, either Party may give notice of termination.

(c)	Any Party or its relevant Affiliate fails to perform any of its material obligations under the contract or any other contract referred to herein if, in the reasonable opinion of the non-breaching Party, such non-performance creates a material risk of loss to such non-breaching Party or the Company. In such case, either Party may give notice of termination.

(d)	The Company sustains serious losses for three (3) consecutive years on the Company is unable to attain its business goals and, after consultation, the Parties are unable to agree on a business plan to improve the economic situation of the Company. In such case, either Party may give notice of termination.

(e)

Total or. partial performance of this Contract is prevented by an Event of Force Majeure lasting for more than ninety (90) days and, after consultation, the Parties are unable to agree on a method to perform this Contract. In such case, either Party may give notice of termination.

(f)	The Parties mutually agree to terminate this Contract and agree on the terms for the dissolution f the Company. In such case, the Company and its assets shall be dealt with in accordance with such agreement and applicable law.

(g)	Party B pre-terminates this Contract upon the occurrence of events described in the relevant Articles of this Contract.

22.	LIQUIDATION AND DISSOLUTION

22.1	Liquidation

Upon the adoption of a unanimous Board resolution to terminate this Contract pursuant to this Contract and approval by the Examination and Approval Authority to dissolve the Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the Company and establish a liquidation committee. The composition, powers and functions of the liquidation committee, formulation of liquidation procedures, and payment of liquidation proceeds shall be as set forth in the Articles of Association. Notwithstanding the foregoing, prior to the liquidation of any of the Company assets, Party B shall have (i) the absolute right to re-possess and remove from the premises of the Company any property or assets (including any proprietary property provided to the Company pursuant to the Technology License and Assurance Contract and any other documents, drawings, or information in any form whatsoever) of Party B which were neither contributed to the registered capital of the Company nor purchased by the Company from Party B, and (ii) have the right of first refusal to purchase, at the higher of scrap or book value, any process equipment of the Company which, in Party B’s sole opinion, embodies technology licensed pursuant to the Technology License and Assurance Contract.

22.2	Termination

After the liquidation of the Company is completed and the Company has been effectively dissolved, the Parties shall terminate this Contract, the Articles of Association and all of the contracts contemplated herein by a writing executed by the duly authorized representative of each of the Parties.

Valuation and Disposal of Assets.

In the event of liquidation of the Company, the Parties shall not take possession, remove or otherwise deal with any assets of the Company prior to the completion of liquidation. The Parties further agree that:

In the event of liquidation of the Company Party B shall have the option but no obligation (1) to purchase the machinery; equipment, tools and inventory of the Company at market value, or (2) to accept the machinery, equipment, tools and inventory of the Company, in lieu of payment of money, as part of the distribution of surplus assets of the Company at a valuation equal to the market value at that time (subject to reimbursement by Party B to Party A in case such value exceeds its entitlement to the surplus assets of the Company);

22.3	Effect of Termination.

Simultaneously with the termination of the Company, all rights granted to the Company under the Plant Lease Contract, Raw Materials Supplier Agreement, Technology License Contract and Equipment Purchase Contract shall terminate, if they have not previously expired.

22.4	Buy out

Upon the occurrence of any of the following events, the indicated Party shall have the right to request either the early termination of the Company or the buyout of its equity interest by the other Party or the other Party’s equity interest by it or any third party selected by it, and the Company shall be terminated or reorganized accordingly pursuant to Article 23.5 and 23.6, unless the Parties agree otherwise:

(a)	If there has occurred a material breach of this Contract and such breach is not cured within sixty (60) days of written notice thereof from the non-breaching Party, then the non-breaching Party shall have such right.

(b)	If the Company has sustained heavy losses for three (3) consecutive years, or the cumulative amount of losses has exceeded fifty percent (50%) of the total registered capital of the Company, whichever occurs first, then both parties shall have such right.

(c)	If any Party transfers or attempts to transfer its equity in the Company in violation of the provisions of this Contract, then the other Party shall have such right.

(d)	If a significant part of the assets of the Company is expropriated without proper compensation, then both parties shall have such right.

(e)	If any other unforeseen circumstance arises where it is likely that the Company will suffer an overall loss during the entire Joint Venture Term, then any Party shall have such right.

(f)	If total or partial performance of this Contract is prevented by an Event of Force Majeure for more than ninety (90) days, then any Party whose performance is not so prevented shall have such right.

(g)	If both Parties decide to terminate their joint venture corporation, then any Party shall have such right.

(h)	If insolvency, dissolution or winding up of one party occurs, then another party shall have such right.

(i)	If a change in control or ownership of one party occurs, then another party shall have such right.

22.5	Buyout Option

(a)	If the indicated Party (the “Requesting Party”) chooses to terminate the Company pursuant to Article 23.4, then the Requesting Party shall send written notice therefor to the Chairman of the Board. Within thirty (30) days of the receipt of such notice, the Chairman or the Vice Chairman if the Chairman is so designates or a Director appointed by the Chairman to act on his behalf, shall convene a Board meeting therefor.

(b)	If the Requesting Party chooses to buy out or cause a third party to buy out the other Party’s interests in the Company, it shall notify the other Party in writing. Upon the receipt of the notice by the other Party, the Parties or the third party, as the case may be, shall commence negotiations for the buyout immediately.

(c)	In the case that the Requesting Party chooses to terminate the Company, the other Party may, at the Board meeting convened in connection therewith, option to buy out or cause a third party to buy out the Requesting Party’s equity interest in the Company.

(d)	If neither the Requesting Party nor the other party chooses the buyout option, the Parties shall cause the Board to adopt a unanimous resolution for dissolution of the Company at the Board meeting convened therefore.

(e)	The price for any buyout under this Article shall be determined in accordance with Article 23.6. After the price is determined and accepted in accordance with Article 23.6, an equity transfer agreement shall be entered into therefore between Party A and Party B or between the selling Party with the selected third party. The selling Party shall assist in securing all necessary government approvals. In the event Party B is the selling Party, all payments to Party B shall be made in foreign exchange.

(f)	If any Party exercises the buyout option, the Parties shall complete the buyout transaction within six (6) months following the Requesting Party’s initial termination or buyout request. In the event the Parties fail to do so within such time, unless the Parties shall agree otherwise, each Party shall agree to the termination and dissolution of the Company and cause its Directors to vote in favor therefore on a Board meeting convened therefore no later than thirty (30) days following such six (6) months period. Failure by any Party to do so shall constitute material breach of this Contract, which shall justify unilateral application by the other Party to the Examination and Approval Authority to terminate and liquidate the Company in accordance with applicable laws and regulations.

(g)	The termination of the Company and the transfer of equity as a result of any buyout transaction shall be subject to the approval of the Examination and Approval Authority, if required by law.

22.6	Buyout Price

(a)	The price of the selling Party’s equity interest shall be:

(i)	the net worth of the Company, to be determined by an audited balance sheet effective on the date of termination or buyout request, multiplied by the percentage of the Company’s registered capital contributed by the selling Party, plus;

(ii)	an additional amount, if any, to be negotiated in good faith reflecting the fair market value of the Company as a going concern in light of the actual circumstances of the Company, the market value of similarly-sized companies in the same industry, recent or existing bona fide offers from third parties, and internationally accepted principles relevant to the determination of going concern value.

(b)	If the price cannot be agreed upon within thirty (30) days of the Board meeting convened following the Requesting Party’s termination or buyout request, the value of the relevant equity interest shall be determined by a top-ranking Chinese foreign joint venture public accounting firm designated by the Parties and shall be approved by the relevant authority if required by law. Such valuation shall be completed within sixty (60) days of the date of appointment of the accounting firm. The fees associated with such valuation shall be borne by the selling Party. The value determined by such accounting firm shall be final and binding.

22.7	Setoff and Withholding

The Parties hereby agree that in the event of a buyout pursuant to this Contract:

(a)	the purchasing Party shall have the right to set off from the buyout price otherwise to be paid to the selling Party any outstanding amount owed or payable by the selling Party to the purchasing Party at the time and/or withhold for and on behalf of the Company from such buyout price any outstanding amount owed or payable by the selling Party to the Company at the time and deliver such withheld amount to the Company;

(b)	the selling Party shall, in the case the purchasing party being a third party, assure that such third party shall agree to withhold from the buyout price to be paid to the selling Party any outstanding amount owed or payable by the selling Party to the Company and/or the other Party at the time and deliver such amount directly to the Company and/or the other Party, as the case may be. The Parties understand that failure to do so shall be proper ground for the other Party to refuse to give its consent to such buyout.

23.	LIABILITY FOR BREACH OF CONTRACT

23.1	Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is untrue or materially inaccurate, the Parry shall be deemed to have breached this Contract.

23.2	Failure to Pay Capital Contributions

Should one of the Parties fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 6 and Schedule 1 of this Contract, such Party shall be deemed to be in breach of the Contract and, in addition to any liability it may incur for such breach, such Party shall pay to the Company a late contribution penalty at a monthly rate equal to the then applicable shortest-term lending rate published by the People’s Bank of China for United States Dollar loans on the amount of the contribution due and unpaid for as long as such contribution is due and unpaid.

23.3	Indemnity for Breach of Contract

(a)	If the Company suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by either Party, then the breaching Party shall indemnify and hold the Company harmless in relation to any such cost, expense, liability or loss, inclusive of all related losses, costs and fees.

(b)	If the non-breaching Party suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by the breaching Party, the breaching Party shall indemnify and hold the non-breaching Party harmless in relation to such cost, expense, liability or loss incurred by the non-breaching Party, inclusive of all related losses, costs and fees.

23.4	Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

24.	INSURANCE

The Company shall, at its own cost and expense and at all times during the operation of the Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable for the Company. The relevant insurance policies may be obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance (which shall include product liability insurance) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based upon the recommendation of the General Manager based on the practices of similar business in other countries and the actual circumstances in the PRC.

25.	FORCE MAJEURE

25.1	Performance of Obligations

If any Party is prevented from performing any of its obligations excluding the payment of monies due hereunder which payment obligations are hereby specifically stipulated to be outside the scope of the definition of Event of Force Majeure under this Contract due to an Event of Force Majeure, the time for performance of the obligations under this Contract specifically prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure. A Parry claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract. All other obligations under this Contract and the time for performance thereof shall remain unaffected.

25.2	Notice

The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure and shall provide available evidence thereof. Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days, the Parties shall settle the issue of further performance of this Contract through friendly negotiations or in accordance with the relevant articles under this Contract.

25.3	Continued Implementation of Contract

During the period of an Event of Force Majeure, the Parties shall in all other respects continue their implementation of this Contract.

26.	APPLICABLE LAW

26.1	Governing Law

The laws or regulations or relevant documentation of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Contract. In the event that there is no officially published and publicly available law of China governing a particular matter relating to this Contract, reference shall be made to the relevant provisions in any treaty to which the PRC is a member or signatory. If there is no such applicable treaty provision, then reference shall be made to general international practices.

27.	DISPUTE RESOLUTION

27.1	Arbitration

(a)	Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration according to its rules then in force.

(b)	There shall be three (3) arbitrators. Party A shall select one (1) arbitrator and Party B shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Commission. A third arbitrator shall be mutually agreed by the two so appointed arbitrators and such third arbitrator shall not be a US or PRC national. If the arbitrators appointed by the Parties cannot agree on the choice of the third arbitrator within a period of 30 days after their nomination, then the third arbitrator shall be appointed by the Commission with the condition that such arbitroar shall not be a US or PRC national. The arbitral award shall be final and binding upon all Parties, and shall deal with the question of costs of arbitration and all matters related thereto.

27.2	Continued Implementation of Contract

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

28.	MISCELLANEOUS

28.1	Language

This Contract is executed in English and Chinese in two (2) original counterparts in each language. Both language versions shall have equal validity. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects.

28.2	Entire Agreement

This Contract and the other contracts contemplated herein constitute the entire agreement among Party A and Party B with respect to the subject matters set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same. All documents, agreements, understandings and correspondence between the Parties prior to the execution of this Contract shall, with the exception of any non-disclosure/confidentiality undertakings, become null and void automatically when this Contract enters into effect.

28.3	Amendment

Amendments to this Contract and the other contracts contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and, unless prior approval from the Examination and Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Examination and Approval Authority for record.

28.4	Conflict or Inconsistency

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term and shall not be prejudiced by the establishment of the Company, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein. In the event of any conflict or inconsistency between this Contract on the one hand and the Articles of Association or other contracts contemplated herein on the other, the Articles of Association and other contracts contemplated herein shall prevail. In the event of any conflict or inconsistency between this Contract and the Feasibility Study, this Contract shall prevail.

28.5	Notices

Notices or other communications required to be given by any Party or the Company pursuant to this Contract shall be written in English [and Chinese] and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery to the other Party.

(b)	Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)	Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill) to the other Party.

(d)	Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

Party A:

Attention: •No 6 South Jianshe Zhi Road, Chengdu City, Sichuan Province, PRC

Telephone No:•(86) 02884331612

Facsimile No: •(86) 02884332218

Party B:

Attention: •2603 Challenger Tech Court, Suite 100 Orlando, Florida, US

Telephone No:•407–382 – 4003

Facsimile No:•407–382 – 4007

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

28.6	Waiver

Unless otherwise provided for, failure or delay on the part of any Party Both parties should to exercise any right or privilege under this Contract according to promissory or within reasonable period in case of no promissory. Otherwise it shall not be operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof within reasonable period. Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

28.7	Headings

The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

•[PARTY A]		•[PARTY B]

By:	/s/ Li Zong Qiao	By:	/s/ Robert Ripp

Name:	Li Zong Qiao	Name:	Robert Ripp

Title:	Chairman	Title:	Chairman

Schedule 1    Contributions of Parties and Terms Thereof

CDGM invests cash of 37.5M RMB ($5M)

LightPath invests cash of $5M (37.5M RMB)

Schedule 2    List of Products of the Company

The Company will make large quantities of lenses for digital cellphone, digital and video camera, DVD, with diameter less than 20 mm. The Board of the Company shall have right to adjust the product scope according to market needs and business situations.